NUMBER
CERT.9999

Paranovus Entertainment Technology Ltd.

SHARES
*******9,000,000,000*******

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLAND

$0.01 PAR VALUE CLASS A ORDINARY SHARES

CUSIP 999999ZZ9

CLASS A
ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF CLASS A ORDINARY SHARES OF
Paranovus Entertainment Technology Ltd.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________________
AUTHORIZED SIGNATURE

Chairwoman